Exhibit 10.1

[GSI Commerce, Inc. Letterhead]

December 20, 2005

Interactive Commerce Partners LLC

717 Spring Mill Road

Villanova, PA 19085

Attention: M. Jeffrey Branman

Re: Engagement for Advisory Services

Gentlemen:

This letter agreement ("Agreement") confirms the understanding and agreement between GSI Commerce, Inc. (the "Company") and Interactive Commerce Partners LLC ("Advisor") for certain financial advisory services as follows:

1. Engagement; Services; Term. The Company hereby engages Advisor to act as financial advisor to the Company, on a non-exclusive basis, to provide advisory services in with connection the Company's evaluation and negotiation of (1) the Company's proposed acquisition of Project Blue Route, and (2) the Company's proposed strategic relationship with Project Studyhall (collectively the "Transactions") on the terms set forth in this Agreement. Project Blue Route and Project Studyhall, Inc. are referred to as the "Targets".

Advisor's services will include, as if requested by the Company, (a) assisting the Company in performing its available due diligence review of the Target, (b) discussions with representatives of the Target regarding its financial condition, operations, competitive environment, prospects and related matters, (c) advising the Company as to the price and structure of the Transaction, (d) participation in negotiations with the Target, (e) reviewing the definitive agreements with respect to the Transaction and (f) providing such other advisory services reasonably necessary to accomplish the foregoing (collectively, "Services"). The exact nature of any services to be provided by Advisor with respect to a Transaction in addition to or other than the Services, the compensation payable to Advisor with respect to such Transaction and other agreements, if any, with respect to such Transaction, are set forth in the separate "Scope of Engagement Addendum" attached hereto as Exhibit "A" and Exhibit "B" (the "Addendum"). The term "Agreement" as used herein shall mean the Agreement and all Addenda executed pursuant hereto.

This Agreement may be terminated at any time by either party upon thirty days' prior written notice to the other party; provided, however, that the expiration or termination of this Agreement shall not affect the parties' respective obligations under Sections 2 through 7 of this Agreement, which obligations shall survive such termination.

2. Fees and Expenses. Unless otherwise specified in the applicable Addendum, all compensation payable to Advisor with respect to a Transaction shall be conditional on the successful consummation of the Transaction by the Company. The Company shall have the absolute discretion to determine whether to proceed with a Transaction, including whether to enter into an agreement relating to a Transaction or to consummate a Transaction with respect to which it has entered into an agreement.

Regardless of whether a Transaction is consummated, Advisor will be entitled to reimbursement of his reasonable travel, lodging, meals and other out-of-pocket expenses actually incurred from time to time during the term hereof in connection with the Services to be provided under this Agreement, within 30 days after the Company's receipt of invoices therefor.

In the event that this Agreement is terminated by the Company other than due to the breach of this Agreement by Advisor, the Company shall pay Advisor the expenses due under this Section and the compensation due under any outstanding Addendum with respect to a Transaction that has been completed prior to the date of termination or within six (6) months thereafter.

3. Information; Confidentiality. The Company and/or a Target will from time to time furnish Advisor with information regarding a Transaction as well as information regarding the business and financial condition of the Company or the Target. As a condition to such information being furnished to Advisor, Advisor agrees to treat any information concerning the Company and any Target (whether furnished or prepared by Company or Target, any of their legal, financial or other advisors or otherwise and irrespective of the form of communication) (herein referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereafter set forth. Evaluation Material also includes all notes, analyses, compilations, studies, interpretations or other documents prepared by Advisor which contain, reflect or are based upon, in whole or in part, the information furnished by or on behalf of Company or Target.

The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Advisor in breach of this letter agreement, (ii) was within Advisor's possession prior to its being furnished to Advisor under this engagement, provided that the source of such information was not known by Advisor to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Company or Target or their respective affiliates with respect to such information or (iii) becomes available to Advisor on a non-confidential basis from a source other than the Company or Target or any of their respective representatives, provided that such source is not known by Advisor to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company, Target or their affiliates with respect to such information.

Advisor hereby agrees that Advisor will use the Evaluation Material solely for the purpose of evaluating a Transaction on behalf of the Company, that the Evaluation Material will be kept confidential and that, except as required by law or regulation, Advisor will not disclose or reveal either the fact that Advisor is reviewing the information or any of the Evaluation Material.

If Advisor is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Evaluation Material (whether orally or in writing, by interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, or any similar legal process), Advisor agree to provide the Company with prompt notice of such request or requirement to enable the Company to seek, at the Company's expense, an appropriate protective order or other remedy or to waive compliance, in whole or in part, with the terms of this letter agreement and that Advisor will consult with the Company with respect to taking action to resist or narrow the scope of such request or legal process. In any such event Advisor will use its reasonable best efforts to ensure that all Evaluation Material will be accorded confidential treatment and that any disclosure will be the minimum disclosure required under the circumstances.

At any time upon the request of the Company for any reason, Advisor will promptly deliver to the Company or destroy all the Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, the Advisor will continue to be bound by the obligations of this Section 3.

4. Indemnification; Standard of Care. As a material part of the consideration for the agreement of Advisor to furnish services under the Agreement, the Company agrees to indemnify and hold harmless Advisor, to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by Advisor in connection with the Agreement or any Transaction contemplated hereby. In addition, the Company agrees to reimburse the Advisor for any legal or other expenses reasonably incurred by Advisor in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the bad faith, willful misconduct or gross negligence of Advisor. Advisor agrees, subject to Advisor's rights of contribution, to repay all fees paid by the Company pursuant to this indemnification obligation for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the bad faith, willful misconduct or gross negligence of Advisor.

If for any reason the foregoing indemnification is unavailable to Advisor or insufficient to hold Advisor harmless, the Company shall contribute to the amount paid or payable by Advisor as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Advisor, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of Advisor to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by Advisor pursuant to the applicable Addendum.

The Company shall not effect any settlement or release from liability in connection with any matter for which Advisor would be entitled to indemnification from the Company, unless such settlement or release contains a complete and unconditional release of the Advisor. The Company shall not be required to indemnify Advisor for any amount paid or payable by Advisor in the settlement or compromise of any claim or action without the Company's prior written consent.

The Company further agrees that Advisor shall not have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company's equity holders and creditors) related to or arising out of Advisor's engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the bad faith, willful misconduct or gross negligence of Advisor. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and Advisor. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

5. Attorneys' Fees. If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys' fees and court costs.

6. Directorship. The parties acknowledge that M. Jeffrey Branman, the principal of Advisor, is a member of the Board of Directors of the Company. Nothing in this Agreement shall be deemed to modify or alter the respective rights and obligations of Mr. Branman or Company arising out of Mr. Branman's service as a director of the Company. Mr. Branman shall recuse himself from any vote of the Board of Directors of the Company on any Transaction, although Mr. Branman shall be entitled to participate in any discussions of the Board relating to such Transaction so long as he fully discloses his interest in the Transaction.

    Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, however, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by Advisor hereunder.

The invalidity or unenforceability of any provision of this Agreement hereto shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

This Agreement, together with any Addenda, incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement or any Addendum.

This agreement shall be governed by the laws of the COMMONWEALTH OF PENNSYLVANIA, without regard to such state's rules concerning conflicts of laws. EACH OF Advisor AND THE COMPANY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF Advisor PURSUANT TO, OR THE PERFORMANCE BY Advisor OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

Please confirm that the foregoing terms are in accordance with your understanding by signing and returning the enclosed copy of this Agreement. By signing this Agreement, each party intends to be legally bound hereby.

Sincerely,

GSI COMMERCE, INC.

By: /s/ Arthur H. Miller

Name: Arthur H. Miller

Title: Executive Vice President

ACCEPTED AND AGREED TO AS OF

THE DATE SET FORTH ABOVE:

INTERACTIVE COMMERCE PARTNERS LLC

By: /s/ M. Jeffrey Branman

Name: M. Jeffrey Branman

Title: President